EXHIBIT 11

                            U.S. MEDICAL GROUP, INC.
                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARES

                 For the years ended December 31, 2000 and 1999

                                                          2000         1999
                                                       -----------  -----------

Shares outstanding at beginning of period              13,575,380   13,575,380*

Weighted average of common shares issued during the
period                                                          -            -
                                                       -----------  -----------
Weighted average of common shares outstanding during
the period                                             13,575,380   13,575,380

Stock options and warrants outstanding                          -       58,285

Shares used in computing earnings per common share     13,575,380   13,633,665

Earnings per common share ($776,109/13,575,380)        $      .06
                                                       ===========
Earnings per common share ($233.475/13,633,665)                     $      .02
                                                                    ===========

*restated to give effect to merger